SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

                Date of Report (Date of earliest event reported):

                                 August 20, 2001

                               eMagin Corporation
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             (Exact name of registrant as specified in its charter)

           Delaware                      000-24757                    88-0378451
-------------------------------   ------------------------  -------------------------------
(State or Other Jurisdiction of   (Commission File Number)  (I.R.S. Employer Identification
       Incorporation)                                                   Number)

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                2070 Route 52, Hopewell Junction, New York 12533
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               (Address of principal executive offices) (zip code)

                                 (845) 892-1900
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              (Registrant's telephone number, including area code)

ITEM 5. OTHER EVENTS.

     On August 20, 2001 (the "Closing Date"), eMagin Corporation ("eMagin") and the Travelers Insurance Company ("Travelers") entered into a Note Purchase Agreement (the "Note Agreement") whereby Travelers agreed to lend eMagin $1,000,000 in exchange for a $1,000,000 9.25% per annum note due on May 20, 2002 (the "Note").

     If the Note is not repaid or converted in accordance with its terms at the end of each week after the Closing Date (each, a "Warrant Issue Date") then eMagin will, at the end of each such week, issue to Travelers a three-year warrant to purchase shares of eMagin's common stock for an aggregate exercise price of $50,000, at a price per share equal to 106% of the volume weighted average price of the common stock on the AMEX for the 20 trading days immediately prior to that Warrant Issue Date. At no time shall eMagin be obligated to issue additional warrants under the Note Agreement if such issuance would result in Traveler's being able to acquire more than 19.9% of eMagin's outstanding common stock upon exercise of the warrants in contravention of the rules of the AMEX. Upon the closing of a sale prior to the Note's maturity date of convertible debt securities of eMagin in which it receives gross proceeds of at least $5 million, the aggregate principal amount of and accrued interest on the Note shall be converted into the amount of convertible debt securities and other securities of eMagin that would be issued by eMagin to an investor of such amount in that round of financing.

ITEM 7. EXHIBITS.

        Exhibit
        Number   Description

          4.1 Note Purchase Agreement entered into as of August 20, 2001, by and among eMagin Corporation and The Travelers Insurance Company.

          4.2       Form of Note.

          4.3       Form of Warrant.

                                   SIGNATURES

     Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        EMAGIN CORPORATION


                                        By:/s/ Andrew P. Savadelis
                                           -------------------------------------
                                           Name:   Andrew P. Savadelis
                                           Title:  Executive Vice President and
                                                   Chief Financial Officer

Dated: September 4, 2001